 William E. Bendush Joins Cohu’s Board of Directors

POWAY, Calif., December 8, 2011 — Cohu, Inc. (NASDAQ:COHU) today announced that William E. Bendush has been elected to the Cohu Board of Directors.

“Bill has highly relevant experience in the global semiconductor industry both as a CFO and independent director and we are fortunate to add him to Cohu’s Board of Directors. We look forward to being able to draw upon the expertise he has built up over his thirty year career,” said James A. Donahue, Chairman, President and Chief Executive Officer.

Mr. Bendush is currently a retired executive and private investor and formerly served as Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation (AMCC), a communications semiconductor company, from 1999 to 2003. Prior to joining AMCC, Mr. Bendush served in various senior financial positions, including Senior Vice President and Chief Financial Officer, at Silicon Systems, Inc., a manufacturer of semiconductors for the telecommunications and data storage markets, from 1985 to 1999. Mr. Bendush has been a Director of Microsemi Corporation since 2003 and was a director of Conexant Systems, Inc. from 2008 until its sale in 2011.

About Cohu:

Cohu is a supplier of test handling, burn-in, thermal subsystems and MEMS test solutions used by the global semiconductor industry, microwave communications and video equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones — Investor Relations (858) 848-8106